EXHIBIT 2.4(b)(vi)

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

JANSSEN RESEARCH & DEVELOPMENT, LLC

AND

XBIOTECH USA, INC.

DATED AS OF DECEMBER 30, 2019

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Section 9.13. Entire Agreement; Amendments	13

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EXHIBITS

EXHIBIT A – Services

EXHIBIT B – Seller Manager and Buyer Manager

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This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of December 30, 2019, is by and between Janssen Research & Development, LLC, a New Jersey limited liability company (“JRD”), and XBiotech USA, Inc., a Delaware corporation (“Service Provider”). JRD and Service Provider are sometimes individually referred to herein as a “Party” and are sometimes collectively referred to herein as the “Parties”.

R E C I T A L S:

WHEREAS, on December 7, 2019, Janssen Biotech, Inc., a Pennsylvania corporation (“Buyer”), and XBiotech Inc., a corporation existing under the laws of the Province of British Columbia (“Seller”), entered into that certain Asset Purchase Agreement (the “Purchase Agreement”), pursuant to which, among other things, Seller agreed to sell, and Buyer agreed to purchase, all of Seller’s and its Affiliates’ right, title and interest in, to and under the Purchased Assets, upon the terms and subject to the conditions set forth therein; and

WHEREAS, following the Closing, Service Provider desires to provide or make available certain Services (as defined below) to JRD and its Affiliates.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement and the Purchase Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.          Definitions. Capitalized terms used and not defined in this Agreement have the meanings assigned to them in the Purchase Agreement. In addition, for the purpose of this Agreement, the following terms shall have the meanings set forth below.

“Force Majeure Event” means any event beyond the reasonable control of the affected Party, which may include embargoes; war or acts of war, including terrorism; insurrections, riots, or civil unrest; strikes, lockouts or other labor disturbances; epidemics, fire, floods, earthquakes or other acts of nature; acts, omissions or delays in acting by any Governmental Authority (other than delays incident to the ordinary course of drug development); and failure of plant or machinery.

“Service Period” means, with respect to any Service, the period commencing on the Closing Date and ending at the close of business on the earlier of (i) the date on which such Service is terminated in accordance with Section 5.2 and (ii) the date on which all of the Specified Clinical Trials shall have been completed (including any Services which, by their nature, are completed following any Specified Clinical Trials).

“Specified Clinical Trials” means the (i) Phase 2(b) clinical trials for the Compound with respect to the treatment of atopic dermatitis and hidradenitis suppurativa and (ii) the investigator-initiated studies for the Compound with respect to the treatment of systemic sclerosis and pancreatic cancer, in each of cases (i) and (ii), that are ongoing as of the date hereof.

Section 1.2.          Glossary of Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Definition	Section
“Agreement”	Preamble
“Buyer”	Recitals
“Buyer Manager”	3.3(b)
“CPR Mediation Procedure”	7.2(a)
“CPR Rules”	7.3(a)
“Dispute”	7.1
“Fees”	4.1
“JRD”	Preamble
“Party” or “Parties”	Preamble
“Pass-Through Costs”	4.1
“Protocol”	7.3(h)
“Purchase Agreement”	Recitals
“Seller”	Recitals
“Seller Manager”	3.3(a)
“Service Provider”	Preamble
“Services”	2.1
“Term”	5.1

ARTICLE II

SERVICES

Section 2.1.          Services. Commencing on the Closing Date and for the remainder of the applicable Service Period, Service Provider shall provide, or shall cause one or more of its Affiliates to provide, to JRD and its Affiliates, the services described on Exhibit A (the “Services”). If, during the Term, JRD identifies any service that is not a Service, which was provided by Service Provider or any of its Affiliates to the Business during the Reference Period and which JRD determines in good faith it needs to continue to operate the Business, then JRD may request that Service Provider provide such service, and Service Provider and JRD shall negotiate in good faith to determine whether Service Provider will provide such service. Upon mutual agreement of the Parties, such service will be added to Exhibit A, and will thereafter be considered a “Service” hereunder.

Section 2.2.          Performance of Services.

(a)               Service Provider shall perform, or caused to be performed, all Services in a manner that is substantially similar in nature, frequency and quality to the analogous services provided during the Reference Period by Service Provider and its Affiliates to the Business. Service Provider shall perform its duties and responsibilities hereunder in good faith and in compliance with applicable Law and, in the provision of the Services, shall comply with all applicable clinical trial agreements with respect to the Specified Clinical Trials and shall not deviate from any of the clinical trial protocols applicable to the Specified Clinical Trials or make any material changes to, or material determinations with respect to, the conduct of the Specified Clinical Trials (including with respect to study design, budget or headcount), in each case without the consent of JRD.

(b)               Each of Service Provider and JRD agrees to cooperate and use commercially reasonable efforts to obtain any necessary third-party consents required for the provision of any Services hereunder. If, with respect to a Service, Service Provider and JRD, despite the use of their respective commercially reasonable efforts, are unable to obtain a required consent or the performance of such Service by Service Provider or its Affiliates would constitute a violation of applicable Laws, Service Provider shall in good faith use its commercially reasonable efforts to devise an alternative arrangement for the provision of such Services (which may include, subject to JRD’s consent, retaining any Contract that would have otherwise been assigned or transferred to Buyer as an Assumed Contract until the expiration or termination of the applicable Service Period).

(c)               Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. No Party shall take any action in violation of any such applicable Law that results in Liability being imposed on the other Party.

(d)               JRD agrees to cooperate in good faith with Service Provider to facilitate the performance of the Services by Service Provider. In furtherance of the foregoing, JRD agrees that Service Provider shall not be deemed to be in breach of its obligations hereunder to the extent a failure to perform such obligations is caused by any failure or delay of JRD or its Affiliates to satisfy its obligations under this Agreement. Neither Service Provider nor any of its Affiliates shall be liable for any action or inaction to the extent taken or omitted to be taken by it pursuant to the instructions received from JRD or its Affiliates.

Section 2.3.          Use of Services. Service Provider shall be required to provide the Services only to JRD and its Affiliates and only in connection with the conduct by JRD and its Affiliates of the Business.

Section 2.4.          Transitional Nature of Services. Each of Service Provider and JRD acknowledges the transitional nature of the Services, and Service Provider agrees to cooperate in good faith with JRD and to use commercially reasonable efforts to effectuate a smooth transition of the Services from Service Provider to JRD (or its designee).

Section 2.5.          Use of Third Parties to Provide Services. Service Provider may perform its obligations to provide a Service through agents, subcontractors, independent contractors or other Third Parties; provided, however, that (a) the delegation of performance of the applicable Service does not impact the nature, frequency or quality of such Service and (b) any increased costs resulting from such delegation shall be borne by Service Provider. Nothing in this Section 2.5 shall relieve Service Provider of its obligations under this Agreement by use of such agents, subcontractors or independent contractors and a breach of this Agreement by any such agents, subcontractors, independent contractors or other Third Parties shall be deemed to constitute a breach of this Agreement by Service Provider.

ARTICLE III

OTHER ARRANGEMENTS

Section 3.1.          Access. If, in the course of its performance of the Services hereunder, any of Service Provider or its Affiliates or any of their respective Representatives is granted by JRD or any of its Affiliates access to JRD’s or its Affiliates’ locations, systems and information, Service Provider agrees to comply, and cause its Affiliates to comply, in all material respects with JRD’s or its Affiliates’ reasonable policies and to permit its personnel to be appropriately supervised or accompanied during such access as reasonably required by JRD.

Section 3.2.          Seller Manager and Buyer Manager.

(a)               During the Term, Service Provider shall designate one employee, who initially shall be the individual identified on Exhibit B, as the individual who shall have overall responsibility for managing and coordinating, as applicable, the provision of the Services (the “Seller Manager”) and who shall coordinate and consult with the Buyer Manager with regard to the Services. Service Provider may, from time to time at its reasonable discretion and upon written notice to JRD, designate other individuals to serve in the capacity of the Seller Manager.

(b)               During the Term, JRD shall designate one employee, who initially shall be the individual identified on Exhibit B, as the individual who shall have overall responsibility for managing and coordinating, as applicable, the receipt of the Services (the “Buyer Manager”) and who shall coordinate and consult with the Seller Manager with regard to the Services. JRD may, from time to time at its reasonable discretion and upon written notice to Service Provider, designate other individuals to serve in the capacity of the Buyer Manager.

(c)               The Seller Manager and the Buyer Manager shall serve as the respective primary points of contact for Service Provider, JRD and each of their respective Affiliates with respect to the subject matter of this Agreement.

ARTICLE IV

FEES; TAXES; BOOKS AND RECORDS

Section 4.1.          Fees for Services. In consideration for all of the Services to be provided hereunder, for each calendar quarter during the Term, JRD shall pay Service Provider a fee for such quarter equal to all Pass-Through Costs (as defined below) incurred by Service Provider during such calendar quarter [*****] (collectively, the “Fees”). For purposes of this Agreement, “Pass-Through Costs” shall mean those reasonable documented amounts and fees paid to [*****] during the applicable Service Periods, together with such [*****] in each case under the [*****] during the applicable Service Periods. For the avoidance of doubt, Pass-Through Costs shall not include any internal costs or expenses of Service Provider or its Affiliates.

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Section 4.2.          Invoices. Invoices with respect to each calendar quarter (or partial calendar quarter), together with reasonably detailed supporting documentation therefor, shall be provided to JRD within [*****] days following the last day of such calendar quarter (or, if earlier, the expiration of the Term). Payment terms will be net [*****] days after JRD’s receipt of an undisputed invoice from Service Provider; provided, however, the actual payment to Service Provider from JRD or its designee will not be made until the next scheduled payment run as set forth at www.ap.jnj.com. JRD may contest any invoice or portion thereof if it reasonably believes that the charges reflected therein are inappropriate or questionable. Once the matter is resolved, JRD shall pay the appropriate charges. Service Provider shall continue to perform its obligations under this Agreement during such dispute. If an invoice is disputed in part, Service Provider may issue a new invoice in compliance with this Section 4.2 reflecting solely the undisputed charges, and any such invoice shall be payable within [*****] days after receipt thereof; provided, however, the actual payment to Service Provider from JRD or its designee will not be made until the next scheduled payment run as set forth at www.ap.jnj.com.

Section 4.3.          Taxes. JRD shall bear any sales, use, value-added and similar Taxes imposed by any Taxing Authority attributable to the Services provided hereunder. Notwithstanding anything in this Agreement to the contrary, JRD and its Affiliates shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as JRD believes in good faith are required to be deducted and withheld with respect to the making of such payment under any provision of federal, state or local (in each case, whether domestic or foreign) Tax Law. To the extent that amounts are deducted and withheld and paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 4.4.          No Set-Off. Except as mutually agreed to in writing by Service Provider and JRD, no Party or any of its Affiliates shall have any right of set off or other similar rights with respect to (a) any amounts invoiced or paid pursuant to this Agreement or (b) any other amounts claimed to be owed to the other Party or any of its Affiliates arising out of this Agreement.

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Section 4.5.          Books and Records; Audit Rights. Service Provider and its Affiliates shall keep complete and accurate records relating to the Services provided hereunder and the related Fees. JRD shall have the right, not more frequently than once a year, at its own expense, to have an independent, certified public accountant selected by JRD and reasonably acceptable to Service Provider, review any such records of Service Provider and its Affiliates upon thirty (30) days prior written notice and during regular business hours and under obligation of confidence and subject in all cases to any confidentiality obligations Service Provider and its Affiliates have to Third Parties, for the sole purpose of verifying the Fees related to Services performed by or on behalf of Service Provider and its Affiliates under this Agreement. The report of the independent public accountant shall be shared with Service Provider at least fifteen (15) days prior to distribution of the final report to JRD, such that Service Provider can provide the independent public accountant with justifying remarks for inclusion in the report prior to sharing the conclusions of such independent public audit with JRD. The final audit report will be shared with Service Provider and JRD at the same time and specify whether the Fees paid to Service Provider were consistent with Service Provider’s and its Affiliates’ Pass-Through Costs incurred in the performance of Services, or, if inconsistent, the amount of any underpayment or overpayment. If the review of such records reveals an inconsistency, then JRD shall promptly pay to Service Provider any underpaid amounts that should have been invoiced to JRD and Service Provider shall promptly pay to JRD any overpaid amounts that should not have been invoiced to JRD. If any such discrepancies are an overpayment of amounts due under this Agreement greater than [*****] percent [*****] of the amounts actually due for any prior [*****] month period, Service Provider shall pay all reasonable costs incurred in conducting such review. Once JRD has conducted a review and audit of Service Provider in respect of any given period, it may not subsequently re-inspect Service Provider’s or its Affiliates’ records in respect of such period, unless a subsequent audit of a separate reporting period uncovers fraud on the part of Service Provider or its Affiliates that is reasonably expected to have been occurring during the prior audited period.

ARTICLE V

TERM AND TERMINATION

Section 5.1.          Term. The term of this Agreement (the “Term”) shall commence on the Closing Date and, unless earlier terminated pursuant to Section 5.2, shall terminate upon the earlier to occur of: (a) the termination of all Service Periods; or (b) the mutual written agreement of the Parties to terminate this Agreement in its entirety. JRD may request, subject to Service Provider’s consent (not to be unreasonably withheld, conditioned or delayed), to extend the Service Period with respect to any or all of the Services as may be agreed to by the Parties.

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Section 5.2.          Termination.

(a)               Subject to Section 5.3 and without prejudice to JRD’s rights with respect to a Force Majeure Event, JRD may from time to time terminate this Agreement with respect to the entirety of any individual Service or a portion thereof for any reason or no reason, by the giving of written notice to Service Provider of such Service specifying the date such termination shall be effective, which shall in no event be less than thirty (30) days after receipt by Service Provider of such notice.

(b)               Service Provider may terminate this Agreement in its entirety or with respect to any individual Service or a portion thereof at any time upon written notice to JRD if JRD has failed to perform any of its material obligations under this Agreement, including making payment of Fees for any Service when due (other than amounts under dispute in accordance with Section 4.2), and such failure shall continue uncured for a period of thirty (30) days after receipt by JRD of a written notice of such failure from Service Provider.

Section 5.3.          Effect of Termination. Upon the termination of any Service pursuant to this Agreement, Service Provider shall have no further obligation to provide the terminated Service to JRD, and JRD shall have no obligation to pay any future Fees relating to any such Service; provided, however, that JRD shall remain obligated to Service Provider for the Fees owed and payable in respect of Services provided prior to the effective date of termination for such Service. In connection with the termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement in its entirety, Article I, Section 4.5, this Article V, Article VII and Article VIII, all confidentiality obligations under this Agreement (including Article VI) and Liability for all due and unpaid Fees, shall survive such termination. The termination of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination.

ARTICLE VI

CONFIDENTIALITY

Section 6.1.          Confidentiality.

Service Provider will, and will cause its Affiliates and its and their Representatives, to keep confidential and not disclose to any Person (i) the terms of this Agreement or (ii) any non-public, confidential or proprietary information of JRD or its Affiliates (including information relating to the Business) obtained pursuant to or in connection with this Agreement and to not use any such information other than in furtherance of the performance of the Services. The obligations of Service Provider under this Section 6.1 shall not apply to information to the extent such information (a) becomes generally available to the public without breach of Service Provider's or its Affiliates’ obligations under this Section 6.1 or under the Purchase Agreement or any Related Document or (b) is required to be disclosed by Law or any Order; provided, however, that in the case of the foregoing clause (b), to the extent not prohibited by such Law or Order, Service Provider shall notify JRD as early in advance of such disclosure as is practicable to allow JRD to take appropriate measures (and Service Provider shall reasonably cooperate, at the expense of JRD, in the taking of such measures) to preserve the confidentiality of such information.

ARTICLE VII

DISPUTE RESOLUTION

Section 7.1.          Dispute Resolution; Generally. The Parties recognize that a dispute may arise relating to this Agreement (a “Dispute”). Any Dispute, including Disputes that may involve the parent company, subsidiaries or Affiliates under common control of any Party, shall be resolved in accordance with this Article VII; provided that in no event is anything in this Article VII intended to limit, or shall be construed to limit, in any manner, the Parties’ rights to seek specific performance pursuant to Section 8.3.

Section 7.2.          Mediation.

(a)               The Parties shall first attempt in good faith to resolve any Dispute by confidential mediation in accordance with the then current Mediation Procedure of the International Institute for Conflict Prevention and Resolution (“CPR Mediation Procedure”) (www.cpradr.org) before initiating arbitration. The CPR Mediation Procedure shall control, except where it conflicts with these provisions, in which case these provisions control. The mediator shall be chosen pursuant to CPR Mediation Procedure. The mediation shall be held in New York, New York.

(b)               Either Party may initiate mediation by written notice to the other Party of the existence of a Dispute. The Parties agree to select a mediator within twenty (20) days of the notice and the mediation will begin promptly after the selection. The mediation will continue until the mediator, or either Party, declares in writing, no sooner than after the conclusion of one (1) full day of a substantive mediation conference attended on behalf of each Party by a senior business person with authority to resolve the Dispute, that the Dispute cannot be resolved by mediation. In no event, however, shall mediation continue more than sixty (60) days from the initial notice by a Party to initiate mediation unless the Parties agree in writing to extend that period.

(c)               Any period of limitations that would otherwise expire between the initiation of mediation and its conclusion shall be extended until twenty (20) days after the conclusion of the mediation.

Section 7.3.          Arbitration.

(a)               If the Parties fail to resolve the Dispute in mediation, and a Party desires to pursue resolution of the Dispute, the Dispute shall be submitted by either Party for resolution in arbitration pursuant to the then current CPR Non-Administered Arbitration Rules (“CPR Rules”) (www.cpradr.org), except where they conflict with these provisions, in which case these provisions control. The arbitration will be held in New York, New York. All aspects of the arbitration shall be treated as confidential.

(b)               The arbitrators will be chosen form the CPR Panel of Distinguished Neutrals, unless a candidate not on such panel is approved by both Parties. Each arbitrator shall be a lawyer with at least fifteen (15) years’ experience with a law firm or corporate law department of over twenty-five (25) lawyers or who was a judge of a court of general jurisdiction. To the extent that the Dispute requires special expertise, the Parties will so inform CPR prior to the beginning of the selection process.

(c)               The arbitration tribunal shall consist of three (3) arbitrators, of whom each Party shall designate one in accordance with the “screened” appointment procedure provided in CPR Rule 5.4. The chair will be chosen in accordance with CPR Rule 6.4.

(d)               If, however, the aggregate award sought by the Parties is less than $5 million and equitable relief is not sought, a single arbitrator shall be chosen in accordance with the CPR Rules.

(e)               Candidates for the arbitrator position(s) may be interviewed by representatives of the Parties in advance of their selection, provided that all Parties are represented.

(f)                The Parties agree to select the arbitrator(s) within forty-five (45) days of initiation of the arbitration. The hearing will be concluded within nine (9) months after selection of the arbitrator(s) and the award will be rendered within sixty (60) days of the conclusion of the hearing, or of any post-hearing briefing, which briefing will be completed by both sides within forty-five (45) days after the conclusion of the hearing. In the event the Parties cannot agree upon a schedule, then the arbitrator(s) shall set the schedule following the time limits set forth above as closely as practical.

(g)               The hearing will be concluded in ten (10) hearing days or less. Multiple hearing days will be scheduled consecutively to the greatest extent possible. A transcript of the testimony adduced at the hearing shall be made and shall be made available to each Party.

(h)               The arbitrator(s) shall be guided, but not bound, by the CPR Protocol on Disclosure of Documents and Presentation of Witnesses in Commercial Arbitration (www.cpradr.org) (“Protocol”). The Parties will attempt to agree on modes of document disclosure, electronic discovery, witness presentation, etc. within the parameters of the Protocol. If the Parties cannot agree on discovery and presentation issues, the arbitrator(s) shall decide on presentation modes and provide for discovery within the Protocol, understanding that the Parties contemplate reasonable discovery.

(i)                 The arbitrator(s) shall decide the merits of any Dispute in accordance with the law governing this Agreement, without application of any principle of conflict of laws that would result in reference to a different law. The arbitrator(s) may not apply principles such as “amiable compositeur” or “natural justice and equity.”

(j)                 The arbitrator(s) are expressly empowered to decide dispositive motions in advance of any hearing and shall endeavor to decide such motions as would a United States District Court Judge sitting in the jurisdiction whose substantive law governs.

(k)               The arbitrator(s) shall render a written opinion stating the reasons upon which the award is based. The Parties consent to the jurisdiction of the United States District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder. Should such court for any reason lack jurisdiction, any court with jurisdiction may act in the same fashion.

(l)                 Each Party has the right to seek from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the Dispute. Rule 14 of the CPR Rules does not apply to this Agreement.

(m)             EACH PARTY HERETO WAIVES: (1) ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY, (2) WITH THE EXCEPTION OF RELIEF MANDATED BY STATUTE OR RESULTING FROM THE WILLFUL MATERIAL BREACH OF THIS AGREEMENT, ANY CLAIM TO PUNITIVE, EXEMPLARY, MULTIPLIED, INDIRECT, CONSEQUENTIAL OR LOST PROFITS/REVENUES DAMAGES (EXCEPT, IN EACH CASE, TO THE EXTENT AWARDED TO A THIRD PARTY), AND (3) ANY CLAIM FOR ATTORNEY FEES, COSTS AND PREJUDGMENT INTEREST.

ARTICLE VIII

INDEMNIFICATION; NO WARRANTY; SPECIFIC PERFORMANCE

Section 8.1.          Incorporation of Purchase Agreement Indemnification Provisions. This Agreement shall be deemed to be a “Related Document” for the purposes of Article VII of the Purchase Agreement, and Article VII of the Purchase Agreement will govern the indemnification obligations of the Parties with respect to any “Losses”, as such term is defined in the Purchase Agreement, arising under this Agreement (including, for the avoidance of doubt, with respect to any “Losses” arising from, relating to or otherwise in connection with any breach of or failure to perform any covenant or agreement of Service Provider or JRD, as applicable, contained in this Agreement).

Section 8.2.          NO WARRANTY. JRD HEREBY ACKNOWLEDGES THAT SERVICE PROVIDER AND ITS AFFILIATES DO NOT ORDINARILY PROVIDE TO THIRD PARTIES SERVICES SUCH AS THE SERVICES AS PART OF THEIR RESPECTIVE BUSINESS ACTIVITIES. JRD ACKNOWLEDGES AND AGREES THAT ALL SERVICES ARE PROVIDED ON AN “AS IS” BASIS AND THAT JRD ASSUMES ALL RISK AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES. ACCORDINGLY, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NONE OF SERVICE PROVIDER OR ITS AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN CONNECTION WITH OR WITH RESPECT TO ANY OF THE SERVICES. SERVICE PROVIDER SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

Section 8.3.          Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity and as further set forth in Article VII. For the avoidance of doubt, this Section 8.3 shall not restrict any Party from asserting that the terms and provisions of this Agreement have not been breached (or would not be breached) by the actions or omissions (or intended actions or omissions) of such Party.

ARTICLE IX

MISCELLANEOUS

Section 9.1.          License to Intellectual Property. JRD shall grant to Service Provider a nonexclusive, worldwide, royalty-free license to use Intellectual Property Rights owned by Service Provider solely for the purpose of, and only to the extent necessary for, providing the Services.

Section 9.2.          Notices. All notices given by one Party to the other Party under this Agreement will follow the procedures and be delivered to the addresses set forth in Section 9.2 of the Purchase Agreement.

Section 9.3.          Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 9.4.          Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, without the prior written consent of the other Party, and any assignment without such consent shall be null and void, except that JRD may, without the consent of Service Provider, assign any or all of its rights and obligations under this Agreement to any of its Affiliate (provided that JRD shall remain responsible for the performance of such assignee Affiliate). Any successor or assignee of rights and/or obligations permitted hereunder shall, in writing, expressly assume performance of such rights and/or obligations.

Section 9.5.          Relationship of the Parties. It is expressly agreed that Service Provider, on the one hand, and JRD on the other hand, are independent contractors, and it is further agreed that the Parties fully intend and expect that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Except as expressly provided herein, neither Service Provider nor JRD shall have the authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other, without the prior written consent of the other Party to do so. All individuals employed by a Party shall be employees of that Party and not of the other Party and all costs and obligations incurred by reason of such employment shall be for the account and expense of such Party.

Section 9.6.          Force Majeure. The failure by Service Provider to perform any term hereunder when caused by or resulting from a Force Majeure Event shall not constitute a default or breach under any term of this Agreement; provided, however, that Service Provider shall use its commercially reasonable efforts to continue to perform its obligations under this Agreement and to minimize the adverse effects arising from any Force Majeure Event. If any such excused delay occurs, the Service Period shall be extended for a period equal to the time lost by reason of the delay unless this Agreement has previously been terminated under Article V or under this Section 9.6. Service Provider shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to JRD of the nature and extent of any such Force Majeure Event; and (b) use its commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable unless this Agreement has previously been terminated under Article V or under this Section 9.6. During the period of a Force Majeure Event, (i) no Fees shall be assessed or otherwise accrue for the duration of such Force Majeure Event to the extent such Fees relate to Services Service Provider is unable to provide as a result of such Force Majeure Event and (ii) JRD shall be entitled to permanently terminate such Service(s) if a Force Majeure Event shall continue to exist for more than thirty (30) consecutive days by delivering written notice of such termination to Service Provider, it being understood that such termination may be effective immediately upon delivery of such written notice.

Section 9.7.          Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make good faith efforts to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

Section 9.8.          Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available except as expressly set forth herein.

Section 9.9.          Further Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement to carry out more effectively the provisions and purposes hereof.

Section 9.10.      Headings. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

Section 9.11.      Construction. Whenever this Agreement refers to a number of days without using a term otherwise defined herein, such number refers to calendar days, whether or not “calendar days” is expressly stated. Except where the context otherwise requires, (a) wherever used, the singular shall include the plural, the plural shall include the singular; (b) the use of any gender shall be applicable to all genders; (c) the terms “including,” “include,” “includes” and “for example” shall not limit the generality of any description preceding such term and, as used herein, shall have the same meaning as “including, but not limited to,” and “including, without limitation”; (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof; (e) the word “will” means “shall”; (f) if a period of time is specified and dates from a given day or Business Day, or the day or Business Day of an act or event, it is to be calculated exclusive of that day or Business Day; (g) “Dollar”, “USD” or “$” means U.S. Dollars; (h) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; (i) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term which is defined herein shall be interpreted in a correlative manner; (j) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (k) any provision under this Agreement requiring the mutual agreement of the Parties or the consent or approval of a Party shall only be satisfied if made in writing signed by the relevant Party(ies) and (l) if this Agreement is terminated in accordance with its terms, the “Term” shall be deemed to end on the effective date of such termination. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof.

Section 9.12.      Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by .pdf or other electronically transmitted signatures and such signatures shall be deemed to bind each Party as if they were the original signatures.

Section 9.13.      Entire Agreement; Amendments. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof. In the event of any inconsistency between the body of this Agreement or any Exhibits to this Agreement and the Asset Purchase Agreement or any other Related Document, this Agreement shall govern and control with respect to the provision of Services and the specific subject matter hereof, and the Asset Purchase Agreement and other Related Documents shall govern and control with respect to all other matters. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter hereof other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

* * * *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

JANSSEN RESEARCH & DEVELOPMENT, LLC		XBIOTECH USA, INC.

By:	/s/ Darren Snellgrove	By:		/s/ John Simard
	Name: Darren Snellgrove		Name:	John Simard
	Title: Chief Financial Officer Janssen R&D		Title:	President & CEO

[Signature Page to Transition Services Agreement]